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EXHIBIT 11.1

PLUMA, INC.

COMPUTATION OF EARNINGS PER SHARE
---------------------------------------------------------------------------------------------------------------------------------

                                                                     (UNAUDITED)                              (UNAUDITED)
                                                                    THREE MONTHS                              NINE MONTHS
                                                                   ENDED SEPTEMBER 30,                      ENDED SEPTEMBER 30,
                                                               1998                 1997                1998                 1997
INCOME AVAILABLE TO COMMON SHAREHOLDERS:

  Net income (loss) available to common shareholders          $ (2,709,364)     $ 1,768,378     $ (5,309,343)   $  4,063,440
                                                              =============     ============    =============   ============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

  Common shares outstanding                                      8,109,152        8,109,152        8,109,152       7,366,625
                                                               ------------      -----------      -----------     ----------

  Assumed exercise of stock options

    Total                                                        8,109,152        8,109,152        8,109,152       7,366,625
                                                               ============       ==========       ==========      =========

EARNINGS (LOSS) PER COMMON SHARE -
    BASIC AND DILUTED                                            $    (.33)       $     .22        $    (.65)      $     .55
                                                               ============       ==========       ==========      =========
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